Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) made as of April 4, 2012, by and among Vanity Events Holding, Inc., a Delaware corporation (“Buyer”) and Aegis Worldwide, LLC, a New York limited liability company (“Seller”).

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all right, title and interest and goodwill in or associated with the domain names set forth on Schedule 1.1 hereto that Seller has adopted, used and registered with GoDaddy.com and NetworkSolutions.com (the “Domain Names”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.                                PURCHASE AND SALE OF ASSETS.

1.1           Sale of Assets.  Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of Seller’s right, title and interest and goodwill in or associated with the Domain Names along set forth on Schedule 1.1 hereto along with any information or materials proprietary to the Seller that relate to the  business or affairs associated with the Domain Names which is of a confidential nature, including, but not limited to, trade secrets, information or materials relating to existing or proposed products (in all and various stages of development), “know-how”, marketing techniques and materials, marketing and development plans and pricing policies (collectively, “Proprietary Information”) but excluding the Excluded Assets (the “Assets”) free and clear of all, claims, liens, mortgages, pledges, contractual restrictions, security interests and encumbrances of any nature, kind or description whatsoever (collectively “Encumbrances”).

1.2           Excluded Assets.  There shall be excluded from the Assets and retained by Seller, the following assets (the “Excluded Assets”):

(a)           All other assets of Seller which are not identified on Schedule 1.1 or otherwise necessary to the operation of the Domain Names;

(b)           all cash, cash equivalents and short-term investments, and accounts receivables;

(c)           all books of account, records (including, without limitation, financial records and employment records), files, telephone numbers, facsimile numbers, internet addresses, web pages, e-mail accounts, any similar data and intellectual property, except to the extent directly associated with or included in the Assets;

(d)           Seller’s corporate minute book, stock records, warrant records, stock option grant records and corporate seal; and

(e)           any receivables of the Seller, as of the Closing Date.

1.3           Excluded Liabilities. Buyer does not assume or take or shall become subject to any claims, debts, commitments, liabilities or obligations of Seller whatsoever whether arising prior to, on or after the Closing Date, which are not expressly assumed pursuant to Section 1.4 and which shall remain the sole obligation of Seller. Without limiting the generality of the foregoing, “Excluded Liabilities” includes, but not limited to: (a) all taxes, including those arising in connection with the purchase and sale of the Assets, (b) accounts payable, (c) accrued expenses, including employment termination expenses, severance obligations and accrued vacation pay, (d) any liabilities arising from environmental matters, (f) indemnification obligations, (g) any liabilities, fines or penalties for violations of laws, (h) costs and expenses associated with the negotiation and consummation of the transactions contemplated herein, (i) claims relating to the Excluded Assets, (j) loans payable, (k) any  indebtedness, and (l) broker’s fees.

1.4           Purchase Price; Closing.

(a) Purchase Price.  In consideration of the sale by Seller to Buyer of the Assets, and satisfaction of the conditions contained herein, Buyer shall issue the Seller 1,000,000 shares of the Buyer’s common stock, par value $0.001 per share (the “Shares”).

(b) Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of the Company, at 10:00 a.m. EST on April 5, 2012, or such earlier date and at such other time as the parties mutually agree in writing (the “Closing Date”).

1.5           Effectuate Transfer.  Assignor agrees to cooperate with Assignee and to follow Assignee’s instructions in order to effectuate the transfer of the Domain Name registration in a timely manner, including the payment of any fees associated with such transfer.  Specifically, Transferor agrees to prepare to transmit the necessary GoDaddy and Network Solutions registration deletion templates and/or correspond with the above to authorize transfer of the Domain Names.

1.6           Further Assurances.  Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Encumbrances.

1.7           Transfer of Subject Assets.  Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents.  Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Encumbrances, and (d) where applicable, shall be accompanied by evidence of the discharge of all Encumbrances against the Assets.  Buyer agrees and acknowledges that the form of instrument of transfer attached hereto as Exhibit 1.7 is acceptable form of Bill of Sale.

SECTION 2.                                REPRESENTATIONS AND WARRANTIES OF SELLER.  In order to induce Buyer to enter into this Agreement, Seller, hereby represents and warrants to Buyer as follows:

2.1           Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

2.2           Required Action.  All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents”) has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller or is required in connection therewith.  Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms.

2.3           No Conflicts.  The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the certificate of formation and the operating agreement of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets, (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Encumbrance on any of the Assets.

 2.4           Compliance with Laws.  Seller’s operation of the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

2.5           Title.  Seller has good and marketable title to all of the Assets free and clear of all Encumbrances.  Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Encumbrances.  The Assets include all of the assets and properties necessary for Buyer to operate the Assets in the same manner as such is currently operated by Seller.

2.6           Brokers.  Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

2.7           Disclosure.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  There are no facts known to Seller which presently or may in the future have a material adverse affect on Seller’s business, properties, assets, prospects, operations or (financial or other) condition related to the Business of Seller which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the Internet services industry generally.

2.8           Investment Representation.  In connection with the receipt of the Shares, Seller hereby represents and warrants:

(a)           No Registration
.  Seller understands that the Shares has not been and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) and shall be issued by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein or otherwise made pursuant hereto.

(b)           Investment Intent.  Seller is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Shares.

(c)        Speculative Nature of Investment
.  Seller understands that an investment in Buyer is highly speculative and involves substantial risks.  Seller can bear the economic risk of acquiring and holding the Shares and is able to hold the Shares for an indefinite period of time and to suffer a complete loss on such Shares.

(d)           Legends
.  Seller understands and agrees that the certificates evidencing the Shares shall bear a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 3.                                REPRESENTATIONS AND WARRANTIES OF BUYER.  As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2           Required Action.  All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the “Buyer Documents”) has been duly and validly authorized, executed and delivered by Buyer.  Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

3.3           No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Certification of Incorporation or By-laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.  The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

3.4           Brokers.  Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.                                POST-CLOSING COVENANTS; SURVIVAL.

4.1           Option Agreement.  Simultaneously with the execution of this Agreement, the parties will enter into an option agreement, substantially in the form annexed hereto as Exhibit A, wherein Seller shall have the option to purchase the Assets and any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (collectively , the “Developments”)  that results from the Assets on or after the Closing Date from Buyer in consideration for (i) an amount in cash equal to the net proceeds used by the Company for the enhancement of the Assets and the Developments on or after the Closing Date and (ii) the cancellation of the Shares, beginning on Closing Date and terminating on the 24 month anniversary of the Closing Date.

4.2           No Encumbrances.   Buyer hereby agrees that until the one year anniversary of the Closing Date, it shall not take any action which would result in the creation or imposition of any Encumbrance on the Shares.

4.3           Survival.  All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the consummation of the transactions contemplated herein for a period of two (2) years regardless of any investigation conducted by or knowledge of any party hereto.

SECTION 5.  INDEMNIFICATION.

Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, partners, members, managers, employees, and agents, against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against Buyer, to the extent based upon, arising out of or in connection with:  (a) any breach of any representation or warranty made by Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by Seller in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the Assets which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the date hereof; and (d) any claim which arises in connection with any liability or obligation of Seller.

SECTION 6.  MISCELLANEOUS.

6.1           Notices.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to Seller, to:
Aegis Worldwide LLC
30 Waterside Plaza, #36K
New York, NY 10010
Attn:  Greg Pippo

if to Buyer, to:
Vanity Events Holding, Inc.
1111 Kane Concourse, Suite 306
Bay Harbor Islands, FL  33154
Attn: Lloyd Lapidus, Interim CEO

6.2           Assignability; Binding Effect.  This Agreement shall not be assignable by Seller except with the written consent of Buyer.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.3           Headings.  The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

6.4           Amendments; Waivers.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.5           Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

6.6           Severability.  In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

6.7           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery). Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.8           Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto.

6.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

6.10           Expenses.  Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

AEGIS WORLDWIDE LLC

By:	/s/ Greg Pippo
Name: Greg Pippo
Title: Manage

BUYER:

VANITY EVENTS HOLDING, INC.

By:	/s/ Scott Weiselberg
Name: Scott Weiselberg
Title: Director

Schedule 1.1

watchlender.com
watchlender.net
sneakerlender.com
sneakerlender.net
electronicslender.com
electronicslender.net
shoelender.com
shoelender.net
toyslender.com
toyslender.net
couturelender.com
couturelender.net

Exhibit 1.7
Bill of Sale

BILL OF SALE

This BILL OF SALE (the “Bill of Sale”), dated as of the ____ day of April, 2012, is made and delivered by AEGIS WORLDWIDE, LLC, a New York limited liability company (“Seller”), to VANITY EVENTS HOLDING, INC., a Delaware corporation (“Buyer”), pursuant to, and subject to the terms of, the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of the date hereof by and among Seller and Buyer. The terms of the Asset Purchase Agreement are incorporated herein by reference and capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Asset Purchase Agreement.

NOW, THEREFORE, subject to and in accordance with the terms and conditions of the Asset Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby each agree as follows:

Seller hereby irrevocably and unconditionally sells, conveys, assigns, grants, transfers and delivers to Buyer and its successors and assigns, to its and their own use and benefit forever, and Buyer hereby purchases, acquires and accepts, all of Seller’s right, title and interest in and to all of the Assets, free and clear of any liens, charges or other encumbrances.

Seller hereby agrees, at any time and from time to time after the date hereof, promptly upon the written request of the Buyer, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may reasonably be required by the Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in the Buyer, its successors, and assigns the Assets and title thereto and to put the Buyer in possession and operating control of the Assets.

All of the terms and provisions of this Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns.

This Bill of Sale is intended only to document the sale and assignment of Assets to Buyer, and that the Asset Purchase Agreement is the exclusive source of the agreement and understanding between Seller and Buyer respecting the Assets. Nothing in this Bill of Sale shall limit, expand or otherwise affect any of the representations, warranties or covenants contained in the Asset Purchase Agreement. To the extent any term or provision herein is inconsistent with the Asset Purchase Agreement, the terms and provisions of the Asset Purchase Agreement shall control.

This Bill of Sale may be executed in facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth above.

AEGIS WORLDWIDE, LLC

By:
Name: Greg Pippo
Title: Manage

BUYER:

VANITY EVENTS HOLDING, INC.

By:
Name: Scott Weiselberg
Title: Director